EXHIBIT 23.2

                  [Gersten, Savage & Kaplowitz, LLP Letterhead]

                                January 19, 1999


ACTV, Inc.
1270 Avenue of the Americas
New York, New York 10020

Gentlemen:

We hereby consent to the filing of the opinion previously filed as Exhibit 23.1 to the Registration Statement on Form S-3 filed on December 30, 1998, in this Registration Statement on Form S-3, Pre-Effective Amendment No. 1, and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

  Very truly yours,


  /s/ Gersten, Savage & Kaplowitz, LLP
  ------------------------------------
  GERSTEN, SAVAGE & KAPLOWITZ, LLP


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